EXHIBIT 3.2

Amendment to Bylaws of Kirby Corporation

Dated April 26, 2024

Kirby Corporation, a corporation organized under the laws of the State of Nevada, by its Vice President, General Counsel and Secretary does hereby certify:

That on April 26, 2024, at a regular meeting of the Board of Directors, the Board of Directors of said corporation approved an amendment to the bylaws of the corporation (as amended or modified and currently in effect the “Bylaws”) as follows:

“RESOLVED, that in accordance with Article VIII, Section 1 of the Bylaws, the Directors hereby approve the amendment and restatement of Sections 2, 3, 9, 10, and 11 of Article V of the Bylaws of the Corporation to read as follows:

“Officers

. . .

Section 2. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a Chairman of the Board, a President, one or more Vice Presidents, a Secretary and a Treasurer. If there is no separately appointed Chief Executive Officer, the Board of Directors shall designate either the Chairman of the Board or the President as the chief executive officer of the corporation.

Section 3. The Board of Directors may appoint a Chief Executive Officer, additional Vice Presidents, and Assistant Secretaries and Assistant Treasurers and such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

. . .

Chief Executive Officer

Section 9. If a Chief Executive Officer is appointed, he shall have general and active management of the business of the corporation and shall see that all policies, orders and resolutions of the Board of Directors are carried into effect. If there is no Chairman of the Board or if the Chairman of the Board is unable to perform his duties due to absence or disability and the Board has not chosen another member of the Board of Directors to serve as Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors and shall exercise all of the other powers and discharge all of the other duties of the Chairman of the Board. He may call meetings of the Board of Directors and of any committee thereof whenever he deems same to be necessary.

Section 10. He may sign and deliver on behalf of the corporation any deeds, mortgages, bonds, contracts, powers of attorney or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed. He shall perform all such other duties as are incident to his office or are properly required of or assigned to him by the Board of Directors. He shall have the right to exercise on behalf of the corporation any and all voting privileges, including the power to grant proxies, on all stocks of subsidiaries of the corporation and all other securities owned by or on behalf of the corporation, such right to be exercised by him in his discretion as he deems in the best interest of the corporation unless limited or otherwise directed by resolution of the Board of Directors.

The President

Section 11. The duties of the President of the Corporation shall include, but not be limited to, assisting the Chief Executive Officer (to the extent the President is not also the Chief Executive Officer) in general and active management of the business of the corporation. In the event the Chief Executive Officer is unable to perform his duties due to absence or disability or there is no separately appointed Chief Executive Officer, the President shall perform all the duties of the Chief Executive Officer. If there is no Chairman of the Board or separately appointed Chief Executive Officer or if neither the Chairman of the Board or Chief Executive Officer are able to perform their duties due to absence or disability, the President shall preside at all meetings of the stockholders and of the Board of Directors and shall exercise all of the other powers and discharge all of the other duties of the Chairman of the Board or Chief Executive Officer, respectively.”

IN WITNESS HEREOF, Kirby Corporation has caused this certificate to be signed by its Vice President, General Counsel and Secretary this April 26, 2024.

Kirby Corporation

By: /s/ Amy D. Husted

Name: Amy D. Husted

Title: Vice President, General Counsel and Secretary